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Exhibit 11.1 Statement Re Computation of Per Share Earnings




BRYLANE INC.
COMPUTATION OF PER SHARE EARNINGS


                                                         Thirteen Weeks Ended

                                                                   May 2, 1998   May 3, 1997
Computation of Basic Earnings Per Share

Net income. . . . . . . . . . . . . . . . . . . . . . .  $              12,318  $      5,476

Weighted average number of basic shares outstanding . .             17,873,924    18,372,544

Basic earnings per share. . . . . . . . . . . . . . . .  $                0.69  $       0.30


Computation of Diluted Earnings Per Share

Net income. . . . . . . . . . . . . . . . . . . . . . .  $              12,318  $      5,476
Add:  Interest on convertible debt, net of income taxes                     --           189
Adjusted net income . . . . . . . . . . . . . . . . . .                 12,318         5,665

Weighted average number of basic shares outstanding . .             17,873,924    18,372,544

Add:
Assumed issuance of shares upon conversion
of convertible redeemable preferred stock . . . . . . .                 68,500        75,000
Assumed shares purchased under the treasury
stock method. . . . . . . . . . . . . . . . . . . . . .                209,426       247,732
Assumed issuance of shares upon the conversion
of the convertible note . . . . . . . . . . . . . . . .                     --       727,273

Total weighted average number of dilutive shares. . . .             18,151,850    19,422,549

Diluted earnings per share. . . . . . . . . . . . . . .  $                0.68  $       0.29
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